                                 SCHEDULE 14A
                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
            Securities Exchange Act of 1934  (Amendment No.     )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]     Preliminary Proxy Statement
[ ]     Confidential, For Use of the Commission only (as permitted by Rule
        14a-6(e)(2)
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Exchange Act Rule 14a-11 or 14a-12


                            NATIONAL-OILWELL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            NATIONAL-OILWELL, INC.
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]     No Fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.

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        1)      Title of each class of securities to which transaction applies:


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        2)      Aggregate number of securities to which the transaction
                applies;


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        3)      Per unit price of other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.


                ----------------------------------------------------------------
        4)      Proposed maximum aggregate value of transaction:


                ----------------------------------------------------------------
        5)      Total fee paid:


                [ ] Fee paid previously with preliminary materials.

        [ ]     Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


                ----------------------------------------------------------------
        1)      Amount Previously Paid:


                ----------------------------------------------------------------
        2)      Form, Schedule or Registration Statement No.:


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        3)      Filing Party:


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        4)      Date Filed:


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
                         [NATIONAL-OILWELL, INC. LOGO]


                             NATIONAL-OILWELL, INC.
                                5555 SAN FELIPE
                              HOUSTON, TEXAS 77056

                 NOTICE  OF  ANNUAL   MEETING  OF  STOCKHOLDERS

                            TO BE HELD MAY 14, 1997



TO THE STOCKHOLDERS OF NATIONAL-OILWELL, INC.:

         Notice is hereby given that the annual meeting of stockholders of NATIONAL-OILWELL, INC. will be held at the Ritz-Carlton Hotel, 1919 Briar Oaks, Houston, Texas, at 11:00 A.M., local time, on Wednesday, May 14, 1997, for the following purposes:

             1. To elect a class of two directors, each for a term of three years and until their successors shall be elected and qualified.

             2. To adopt and to approve and ratify the adoption by the board of directors of the amended and restated National-Oilwell, Inc. Stock Award and Long-Term Incentive Plan.

             3. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Only stockholders of record at the close of business on March 27, 1997 will be entitled to notice of the annual meeting and to vote at the annual meeting and at any adjournments thereof. A list of the stockholders of National-Oilwell, Inc. entitled to vote at its annual meeting will be available for inspection by any stockholder at the company's offices during normal business hours for the 10 days prior to the meeting, and at the time and place of the meeting.


PLEASE DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                                             By order of the board of directors,


                                             Paul M. Nation
                                             Vice President, General
                                               Counsel and Secretary

Houston, Texas
March 31, 1997

                             NATIONAL-OILWELL, INC.
                                5555 SAN FELIPE
                              HOUSTON, TEXAS 77056

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 14, 1997

     This proxy statement and the accompanying form of proxy are furnished on or about March 31, 1997 in connection with the solicitation of proxies by the board of directors of National-Oilwell, Inc. (the "Company") to be used at the annual meeting of stockholders of the Company to be held at the Ritz-Carlton Hotel, 1919 Briar Oaks, Houston, Texas, at 11:00 A.M., local time, on Wednesday, May 14, 1997, and at any adjournments thereof.


                             PURPOSE OF THE MEETING

     At the meeting, the Company's stockholders will consider and act upon two separate matters. As the meeting is an annual meeting of stockholders, the stockholders will be asked to elect two directors to hold office as provided by law and the Company's by-laws. The stockholders will also be asked to adopt and to approve and ratify adoption by the board of directors of the amended and restated National-Oilwell, Inc. Stock Award and Long-Term Incentive Plan (the "Stock Plan").

                             VOTING AT THE MEETING

     Stockholders of record at the close of business on March 27, 1997 are entitled to vote at the meeting. As of that date, there were outstanding 17,874,128 shares of common stock, par value $.01 per share ("Common Stock"), of the Company. Each share of Common Stock is entitled to one vote on all matters.

     The holders of a majority of the shares entitled to vote, present in person or represented by proxy, constitute a quorum. Directors are to be elected by a plurality of the votes cast at the meeting. The affirmative vote of the holders of a majority of the shares, present in person or represented by proxy, entitled to vote at the meeting is required to approve the adoption of the Stock Plan or to take action with respect to any other matter that may properly be brought before the meeting. Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy. The enclosed proxy is a means by which a stockholder may authorize the voting of his or her shares at the meeting. The shares of Common Stock represented by each properly executed proxy card will be voted at the meeting in accordance with each stockholder's direction. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the board of directors. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

     With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Abstentions may be specified on the proposal to approve the adoption of the Stock Plan (but not for the election of directors). Abstentions will be considered present and entitled to vote at the meeting, but will not be counted as votes cast in the affirmative. Abstentions on the proposal to approve the Stock Plan will have the effect of a negative vote because this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Brokers that are member firms of the New York Stock Exchange ("NYSE") and who hold shares in street name for customers, but have not received instructions from a beneficial owner, have the authority under the rules of the NYSE to vote those shares with respect to the election of directors but not with respect to the proposal to approve the Stock Plan. A failure by brokers to vote those shares will have no effect on the outcome of the proposal to approve the adoption of the Stock Plan because such shares will not be considered shares present and entitled to vote with respect to such matters.

     Proxies may be revoked at any time prior to the time that the vote is taken at the meeting. Proxies may be revoked by filing with the Secretary of the Company a written revocation or another form of proxy bearing a date later than the date of the proxy previously furnished. A proxy may also be revoked by attending the meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of a proxy.

     YOUR PROXY VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.


                             ELECTION OF DIRECTORS

     The Amended and Restated Certificate of Incorporation of the Company classifies the board of directors into three classes having staggered terms of three years each. The number of directors is fixed from time to time by resolution of the board adopted by a vote of a majority of the whole board of directors serving at the time of that vote, but shall not be less than three. The board of directors is currently set at eight members.

     In January 1996, the Company's executive management team, together with an investor group led by Inverness/Phoenix LLC and First Reserve Corporation, purchased the business of the Company from its former owners, USX Corporation and Armco Inc. On January 16, 1996, the Company and its stockholders entered into a Stockholders Agreement which provided that, among other things, four members of the Company's board of directors would be designated by DPI Oil Service Partners Limited Partnership (of which Inverness/Phoenix LLC serves as the managing general partner), two members of the board would be designated by partnerships of which First Reserve Corporation serves as the managing general partner, and the Chief Executive Officer and Executive Vice President would serve as the remaining two directors of the Company's eight member board. Messrs. Bull, Comis, Dresher and Dunwoody were designated to serve as directors by DPI Oil Service Partners Limited Partnership. Messrs. Macaulay and Rothstein were designated to serve as directors by First Reserve Corporation partnerships. Messrs. Staff and Bearden were designated to serve as directors because they serve, respectively, as the Company's Chief Executive Officer and Executive Vice President. On October 29, 1996, the Company became a publicly-traded company upon completion of an initial public offering (the "Offering"). The terms of the Stockholders Agreement concerning rights to designate members of the board of directors terminated automatically upon completion of the Offering.

     James T. Dresher and Bruce M. Rothstein, the two directors whose terms expire in 1997, have each consented to serve another term and will be presented to the stockholders for election as directors at the annual meeting. The remaining six directors will continue to serve in accordance with their prior election.

     At the meeting, proxies in the accompanying form, properly executed, will be voted for the election of the two nominees, unless authority to do so has been withheld in the manner specified in the instruction on the proxy or revoked in the manner previously described. Discretionary authority is reserved to cast votes for the election of a substitute recommended by the board of directors should either nominee be unable or unwilling to serve as a director. The Company believes that all of the nominees will be available to serve.

     The two directors are to be elected by a plurality of the votes cast. A stockholder entitled to vote for the election of directors can withhold authority to vote for both nominees for director or can withhold authority to vote for either nominee for director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF NOMINATIONS

     The Company's Amended and Restated Certificate of Incorporation provides that, subject to certain limitations discussed below, nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders (or at any special meeting of stockholders called for the purpose of electing directors) by any stockholder of the Company (i) who is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such meeting and
(ii) who complies with the notice procedures set forth below. In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Company.

     To be timely, a stockholder's notice to the Company must be received at the Company's principal executive offices by the later of (i) ninety days before the meeting of stockholders or (ii) ten days after the first public notice of that meeting is sent to stockholders. The Company must receive from the stockholder a notice that sets forth (i) that stockholder's name and address (as they appear on the records of the Company), business address and telephone number, resident address and telephone number, and the number of shares of each class of stock of the Company beneficially owned by that stockholder; and (ii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such stockholder. The notice must provide with respect to each nominee
(i) that nominee's name, business address and telephone number, and residence address and telephone number; (ii) the number of shares, if any, of each class of stock of the Company owned directly or beneficially by that nominee; (iii) any other information relating to that nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to
Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (iv) a duly acknowledged letter signed by the nominee stating his or her acceptance of the nomination by that stockholder, stating his or her intention to serve as director if elected, and consenting to being named as a nominee for director in any proxy statement relating to such election.

     Notices in respect of nominations for directors must be received by the Company no later than April 21, 1997.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS AND REGARDING CONTINUING DIRECTORS

     The information provided herein as to personal background has been provided by each director and nominee as of March 27, 1997. The periods shown for service as an employee of the Company by Messrs. Staff and Bearden include service as an employee of the predecessor partnership to the Company.

================================================================================

                NOMINEES FOR ELECTION AT THE 1997 ANNUAL MEETING
                           FOR TERMS EXPIRING IN 2000

================================================================================


James T. Dresher          Mr. Dresher has served as a Director of the
                          Company since January 1996. Mr. Dresher has been
                          Chairman/Chief Executive Officer and principal owner of Unidata, Inc., a Denver-based software company, since December 1991 and has been Chairman and owner of Glenangus, a residential real estate development company, since 1972. In addition, he served as Chairman/CEO of York International Corporation, a worldwide manufacturer and distributor of air conditioner and refrigeration equipment, from 1988 to 1993. Prior thereto, Mr. Dresher served as a director, Chief Financial Officer and Executive Vice President of Baker International Corporation, a worldwide diversified oil services company. Age: 77.

Bruce M. Rothstein        Mr. Rothstein has served as a Director of the
                          Company since May 1996. Mr. Rothstein is a Managing
                          Director of First Reserve Corporation, which he joined in 1991. Prior to joining First Reserve, he served as Treasurer and Chief Accounting Officer of Computer
                          Factory, Inc. Mr. Rothstein serves as a director of Anker Coal Group, Inc., a producer and marketer of coal. Age: 44.


================================================================================

                      DIRECTORS CONTINUING IN OFFICE WITH
                             TERMS EXPIRING IN 1998

================================================================================

C. R. Bearden             Mr. Bearden has served as Executive Vice President of
                          the Company and President of the Distribution Group since January 1995 and as a Director since January
                          1996. Mr. Bearden served in various executive capacities including President and Chief Executive

                          Officer of Chiles Offshore Corporation, an offshore drilling contractor, from 1979 until that company's 1994 acquisition by a subsidiary of Noble Drilling Corporation, also an offshore drilling contractor, where he served as President and Chief Operating Officer until joining the Company. Age: 50.

Howard I. Bull            Mr. Bull has served as a Director of the Company
                          since January 1996. Since April 1994, Mr. Bull has been President, Chief Executive Officer and a director of Dal-Tile International, Inc., which is the largest manufacturer and distributor of tile in North America. Prior to joining Dal-Tile
                          International, Inc., Mr. Bull spent 10 years with
                          Baker Hughes Incorporated, a worldwide diversified oil services company, where he became Chief Executive
                          Officer for Baker Hughes Drilling Equipment Company.
                          Additionally, he served York International
                          Corporation, a worldwide manufacturer and distributor of air conditioner and refrigeration equipment, as President of its Applied Systems Division and Air
                          Conditioning Business Group. Mr. Bull also serves as a director of Marine Drilling Companies, Inc., an offshore drilling contractor. Age: 56.

James C. Comis III        Mr. Comis has served as a Director of the Company
                          since January 1996. He is a Managing Director of
                          Inverness Management LLC. Through Inverness
                          Management LLC and its affiliates, Mr. Comis has been engaged in sponsoring and investing in private equity transactions since 1990. Additionally, Mr. Comis has served as Managing Director of Inverness/Phoenix LLC since 1994. Age: 32.

================================================================================

                      DIRECTORS CONTINUING IN OFFICE WITH
                             TERMS EXPIRING IN 1999

================================================================================

W. McComb Dunwoody        Mr. Dunwoody has served as a Director of the Company
                          since January 1996. He is a Managing Director of
                          Inverness Management LLC. Through Inverness
                          Management LLC and its affiliates, Mr. Dunwoody has been engaged in sponsoring and investing in private equity transactions since 1981. Additionally, Mr.
                          Dunwoody has served as President and Chief Executive
                          Officer of Inverness/Phoenix LLC since 1994 and has been Chief Executive Officer of The Inverness Group
                          Incorporated since 1981. Age: 52.

William E. Macaulay       Mr. Macaulay has served as a Director of the Company
                          since January 1996. He has been the President and
                          Chief Executive Officer of First Reserve Corporation,
                          a corporate manager of private investments focusing
                          on the energy and energy-related sectors, since 1983.
                          Mr. Macaulay serves as a director of Weatherford
                          Enterra, Inc., an oilfield service company, Maverick
                          Tube Corporation, a manufacturer of steel pipe and
                          casing, TransMontaigne Oil Company, an oil products
                          distribution and refining company, Hugoton Energy
                          Corporation, an independent oil and gas exploration
                          and production company, Cal Dive International, Inc.,
                          a provider of subsea services in the Gulf of Mexico,
                          Phoenix Energy Services, Inc., a diversified energy
                          service company, Anker Coal Group, Inc., a producer
                          and marketer of coal, James River Coal Corporation, a
                          coal producer, and Domain Energy Corporation, an oil
                          and gas exploration company.    Age: 51.

Joel V. Staff             Mr. Staff has served as the President and Chief
                          Executive Officer of the Company since July 1993 and
                          Chairman of the Board since January 1996. Prior to joining the Company, he served as a Senior Vice
                          President of Baker Hughes Incorporated, a worldwide diversified oil services company, from October 1983 to May 1993. Mr. Staff also serves as a director of Destec Energy Inc., an independent power company.
                          Age: 53.

      ADOPTION, APPROVAL AND RATIFICATION OF THE STOCK AWARD AND LONG-TERM
                    INCENTIVE PLAN, AS AMENDED AND RESTATED


     The purpose of the Stock Plan is to provide a means through which the Company can attract and retain key employees and directors of outstanding abilities, whereby such individuals can acquire and maintain stock ownership thereby increasing their interest in the Company's welfare, and to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company over the long-term.

     At the meeting, there will be presented to the stockholders a proposal to adopt and to approve and ratify the adoption by the board of directors of the amended and restated Stock Plan. The Stock Plan, as amended and restated, will not be effective unless stockholder approval is obtained.

     The Company's board of directors and stockholders adopted the Stock Plan in January 1996 and an aggregate of 941,303 shares of restricted stock were issued under the plan from January 1996 through July 1996. In August 1996, the board of directors adopted amendments to the Stock Plan (i) increasing the maximum number of shares of Common Stock issued and available for issuance under the Stock Plan from 941,303 to 1,941,303 and (ii) providing that awards under the Stock Plan, other than Incentive Stock Options, may be granted to outside directors of the Company. On February 28, 1997, the board of directors approved the Stock Plan, as amended and restated, subject to stockholder approval at the 1997 annual meeting of stockholders. The amended and restated Stock Plan includes certain amendments to bring the Stock Plan into compliance with section 162(m) of the Internal Revenue Code (the "Code"). These changes include the establishment of a maximum number of shares that may be granted to any individual during the term of the Stock Plan to an amount equal to one-half of the aggregate number of shares of Common Stock authorized for issuance under the Stock Plan and the requirement that all grants under the Stock Plan be made by a committee of two or more "outside directors" as such term is defined in the Code. In addition, certain restrictions on amendments that were required under old Rule 16b-3 of the Securities Exchange Act of 1934 have been eliminated, and the amended and restated Stock Plan provides that an amendment to the Stock Plan may not be made without stockholder approval if such approval is required by section 162(m) of the Code.

     THE STOCK PLAN, AS AMENDED AND RESTATED, IS SET FORTH IN FULL AS EXHIBIT A TO THIS PROXY STATEMENT, AND THE DESCRIPTION OF THE STOCK PLAN CONTAINED HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO EXHIBIT A.


VOTE REQUIRED FOR APPROVAL

     To be approved, the proposal to adopt and to approve and ratify the amended and restated Stock Plan must receive the vote of a majority of the shares present, or represented by proxy, and entitled to vote at the meeting, provided that the total number of votes cast represents a majority of the shares entitled to vote on the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION, APPROVAL AND RATIFICATION OF THE STOCK PLAN.


DESCRIPTION OF THE STOCK PLAN

     The Stock Plan provides for the grant of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), stock appreciation rights ("SARs"), restricted stock awards, performance share awards, stock equivalent awards or any combination of the foregoing, as is best suited to the circumstances of the particular recipient. Key employees and non- employee directors of the Company may participate in the Stock Plan, except that non-employee directors may not receive ISOs.

     The Stock Plan authorizes the issuance of up to an aggregate of 1,941,303 shares of Common Stock of the Company to participants in the Stock Plan. As of March 27, 1997, 941,303 shares of Common Stock of the Company had been awarded as restricted stock to seven recipients, each of whom is an executive officer of the company, pursuant to restricted stock agreements. Those restricted stock agreements provide for the sale of Common Stock to the participants for $0.01 per share (the "Restricted Stock"). Restricted Stock purchased by the named executive officers was as follows: Mr. Staff - 282,414 shares, Mr. Bearden - 188,254 shares, Mr. Krablin - 94,127 shares and Mr. Miller - 94,127 shares. The Restricted Stock is subject to forfeiture restrictions, which prohibit the stock from being sold, assigned, pledged, exchanged or otherwise transferred until the forfeiture restrictions have lapsed. The restricted stock agreements also provide that the Restricted Stock must be resold to the Company for $0.01 per share if the recipients' employment with the Company is terminated for any reason prior to the lapse of the forfeiture restrictions. The forfeiture restrictions lapse each year on 20% of the total number of shares of Restricted Stock purchased by each participant beginning on January 17, 1997, and on an additional 20% of the Restricted Stock purchased by a participant upon an involuntary termination of employment without cause. Any of the 941,303 shares of Restricted Stock which are forfeited can be reawarded to new participants by the Company.

     The Stock Plan authorizes the issuance of stock options to key employees and non-employee directors of the Company. Subject to stockholder approval of the amended and restated Stock Plan, on March 21, 1997, an aggregate of 154,097 non- qualified stock options were granted under the Stock Plan, at an exercise price of $31.875 per share. Of these options, Mr. Bearden received options to purchase 7,529 shares, Mr. Krablin received options to purchase 7,529 shares, Mr. Miller received options to purchase 7,529 shares, all current executive officers as a group received options to purchase 36,830 shares, Mr. Dresher received options to purchase 2,000 shares Mr. Rothstein received options to purchase 2,000 shares and non-employee directors as a group received options to purchase 12,000 shares.

     At March 27, 1997, there were approximately 60 persons eligible and participating in the Stock Plan, six of whom are non-employee directors of the Company and seven of whom are executive officers of the Company. As of that date there were 1,095,400 options and restricted stock awards outstanding under the Stock Plan and 845,903 shares available for future issuance. The closing price of the Company's common stock on the New York Stock Exchange on March 27, 1997 was $32.25.

     No awards of ISOs, SARs, performance share awards, stock equivalent awards, or any combination of the foregoing, have been granted under the Stock Plan as of March 27, 1997. Shares subject to such awards and NQSOs have been registered with the Securities and Exchange Commission (the "SEC") pursuant to a Registration Form on S-8, filed with the Securities and Exchange Commission on November 8, 1996.

     The compensation committee of the board has administrative authority over the Stock Plan. It determines which eligible employees will receive grants of awards or options, the number of shares of Common Stock subject to each award or option, when such award or option shall be made, the duration of any applicable exercise or restriction period, when the options will become exercisable, and the term, not to exceed ten years in the case of ISOs, during which the option may be exercised. Additionally, under the proposal, all award and grant decisions under the Stock Plan shall be made by two or more "outside directors" as defined in section 162(m) of the Code.

     Under the Stock Plan, the exercise price of NQSOs, ISOs and SARs must be no less than the market price on the date of grant. Outstanding options under the Stock Plan have been granted at no less than the market price on the date of grant and generally become exercisable in three equal annual installments beginning one year after the date of grant and remain exercisable until five years after the date of grant. The plan has been amended to establish a maximum number of shares that may be granted to any individual during the term of the Stock Plan to an amount equal to one-half the aggregate number of shares of Common Stock authorized for issuance under the Stock Plan.

     The Stock Plan contains provisions limiting the period during which options will remain exercisable in the event of the employee's retirement, disability or death. Upon termination of employment for any other reason, ISOs terminate immediately. NQSOs provide for a three-month period after termination of employment, except for cause, during which options are exercisable. SARs expire no later than the expiration of the underlying option. Options are only transferable as a result of death.

     The Stock Plan will terminate on July 23, 2006 unless terminated earlier by the Board or extended by the Board with approval of the stockholders. The Stock Plan provides that the Board in its discretion may terminate the plan or alter or amend the plan or any part thereof from time to time; provided that no change in any outstanding grant or award may be made which would impair the rights of the participant without the consent of the participant, and provided, further that the Board may not, without approval of the stockholders, amend the Stock Plan to (i) increase the aggregate number of shares of Common Stock which may be issued under the plan; (ii) change the class of employees eligible to receive ISOs under the plan; or (iii) modify materially the requirements as to eligibility for participation in the plan if such approval is required by section 162(m) of the Code.


FEDERAL INCOME TAX CONSEQUENCES

     ISOs. Stock Plan participants will not be subject to federal income taxation upon the grant or exercise of ISOs granted under the Stock Plan, and the Company will not be entitled to a federal income tax deduction by reason of such grant or exercise. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price (or other tax basis in the shares) is an item of tax preference subject to the alternative minimum tax applicable to the person exercising the option. A sale of shares acquired by exercise of an ISO that does not occur within one year after the exercise and within two years after the grant of the option generally will result in the recognition of long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the participant's tax basis in the shares, assuming that the shares were held as capital assets, and the Company will not be entitled to any tax deduction in connection therewith.

     If such sale occurs within one year from the date of exercise of the option or within two years from the date of the option grant (a "disqualifying disposition"), the participant generally will recognize ordinary compensation income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise of the options over the option price or (ii) the excess of the amount realized on the sale of the shares over the option price. Any gain (or loss) realized on a disqualifying disposition in excess of (or below) the amount treated as ordinary compensation income will be a long-term or short-term capital gain (or loss), depending upon the length of time the shares were held. The Company generally will be entitled to a tax deduction on a disqualifying disposition in the amount of the ordinary compensation income recognized by the participant at the time the participant recognizes such income.

     NQSOs. There are no federal income tax consequences to the participant or to the Company upon the grant of an NQSO under the Stock Plan. Upon the exercise of NQSOs, participants will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the option price, and the Company generally will be entitled to a corresponding tax deduction at such time. Upon the sale of shares acquired by exercise of an NQSO, the participant will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the participant's basis in the shares and the amount realized upon the sale.

     Restricted Stock Awards. A recipient normally will not recognize taxable income upon receiving a Restricted Stock Award, and the Company will not be entitled to a deduction, until such Common Stock is transferable by the recipient or no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the Common Stock is either transferable by the recipient or no longer subject to a substantial risk of forfeiture, the recipient will recognize ordinary compensation income in an amount equal to the fair market value of the Common Stock subject to the Restricted Stock Award (less any amount paid for such shares) at that time, and the Company ordinarily will be entitled to a deduction in the same amount. A recipient may, however, elect to recognize ordinary compensation income in the year the Restricted Stock Award is awarded in an amount equal to the Fair Market Value of the Common Stock (less any amount paid for such shares) at that time, determined without regard to the restrictions. In such event, the Company generally will be entitled to a deduction in the same year. Any gain or loss recognized by the recipient upon subsequent disposition of the Common Stock will be capital gain or loss (long-term or short-term depending upon the length of time the shares were held). If after making the election, any Common Stock subject to a Restricted Stock Award is forfeited, or if the market value declines during the Restriction Period, the recipient ordinarily is not entitled to any tax deduction or tax refund (other than with respect to any amount paid for the shares).

     Under Section 162(m) of the Code, enacted in August 1993, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers. Total remuneration would include amounts received upon the exercise of stock options. An exception exists, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. The amendments to the Stock Plan, when approved by stockholders, are intended to make grants of Stock Options and SARs thereunder meet the requirements of "performance-based compensation."

ACCOUNTING CONSIDERATIONS

     There is no charge to the income of the Company in connection with the grant or exercise of an option under the Stock Plan as long as the option price is not below the market price on the date of grant. Any tax benefit received by the Company upon exercise of an NQSO or as a result of a disqualifying disposition of option shares obtained upon exercise of an ISO is reflected as a credit to capital in excess of par value and not as income.

     Earnings per share may be affected by the Stock Plan by the effect on the calculation, as prescribed under generally accepted accounting principles, of the number of outstanding shares of the Company's Common Stock. The calculation reflects the potential dilutive effect, using the treasury stock method, assuming the exercise of outstanding stock options. At the time shares are actually issued as a result of the exercise of stock options, additional dilution of earnings per share could result.

     The assumed value of an SAR (generally, the excess of the market value of the underlying shares over the option price at the end of each accounting period) is treated as compensation expense that is accrued over the period that the SAR is outstanding. A deferred tax asset may also be created if the related tax deduction occurs in a period later than the one in which the compensation expense is recognized for accounting purposes.



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CHANGE OF CONTROL OF THE COMPANY IN 1996

     In April 1987, Armco Inc., an Ohio corporation ("Armco") and USX Corporation, a Delaware corporation ("USX"), formed National-Oilwell, a Delaware partnership (the "Partnership"), to consolidate the oilfield equipment manufacturing and distribution operations of Armco and USX. The Partnership was owned 50% each by Armco and USX. In 1995 the management team of the Partnership, together with an Investor group led by Inverness/Phoenix LLC and First Reserve Corporation, entered into an agreement to acquire the Partnership (the "Acquisition") from Armco and USX for a consideration of $180 million, which Acquisition was completed in January 1996 . The purchase price and related expenses were funded by new equity, existing Partnership cash, a new credit facility provided by GE Capital Corporation ("GE Capital"), a subordinated note, and promissory notes to Armco and USX totaling $20 million. The new equity was provided by Inverness/Phoenix LLC, First Reserve Corporation, GE Capital and each of the executive officers of the Company, other than Mr. Miller. Following the Acquisition, 100 percent of the outstanding stock of the Company was held by Inverness/Phoenix LLC through investment partnerships of which it is the managing general partner ("the Inverness Investors"), First Reserve Corporation through investment partnerships of which it is the managing general partner (the "First Reserve Investors"), GE Capital and the executive officers of the Company (GE Capital, the Inverness Investors, the First Reserve Investors and the executive officers of the Company collectively referred to as the "Investor Group"). On October 29, 1996, the Company became a publicly-traded company through the issuance of 4,600,000 shares of its common stock in an initial public offering. Immediately following the public offering, the Investor Group owned an aggregate of 13,249,483 shares, or 74.23%, of common stock of the Company.

PRINCIPAL HOLDERS OF NATIONAL-OILWELL, INC. COMMON STOCK

     The following entities were beneficial owners of more than five percent of Common Stock as of the dates indicated:

                                                                     Voting Power             Investment Power
                                                                   ----------------          ------------------
                                      Shares         Percent
                                   Beneficially        of
      Name and Address                 Owned        Class (1)      Sole        Shared        Sole          Shared
      ----------------               ---------     ----------     ------       ------       ------         ------
                                       5,101,800        28.54%         -0-   5,101,800            -0-     5,101,800
      Inverness/Phoenix LLC (2)
       660 Steamboat Road
       Greenwich, CT 06830

      First Reserve Corporation (3)    4,185,247        23.42%         -0-   4,185,247            -0-     4,185,247
       475 Steamboat Road
       Greenwich, CT 06830

      General Electric Capital         1,593,902         8.92%   1,593,902         -0-      1,593,902           -0-
       Corporation (4)
       260 Long Ridge Road
       Stamford, CT 06927

--------------------

(1) On March 27, 1997, there were 17,874,128 shares of Common Stock outstanding.

(2) As reflected in Schedule 13G filed with the SEC on February 14, 1997. Represents shares beneficially owned as of December 31, 1996 by the following partnerships of which, in each case, Inverness/Phoenix LLC is the managing general partner: DPI Oil Service Partners Limited Partnership
     - 4,725,281; and DPI Partners II - 376,519. Inverness/Phoenix LLC, in its role as managing general partner of the partnerships, has the power to cause each partnership to dispose of or to vote shares held by each partnership. Messrs. Comis and Dunwoody, each of whom is a director of the Company, serve on the investment committee of Inverness/Phoenix LLC, which committee has sole power to vote and dispose of that company's investments. See footnote (3) on page 10 of this proxy statement for the ownership interests of Messrs. Bull and Dresher, each of whom is a director of the Company, in DPI Oil Service Partners Limited Partnership.

(3) As reflected in Schedule 13G filed with the SEC on February 14, 1997. Represents shares beneficially owned as of December 31, 1996 by the following limited partnerships of which, in each case, First Reserve Corporation is the managing general partner: First Reserve Fund V, Limited Partnership - 167,415; First Reserve Fund VI, Limited Partnership - 3,850,417; and First Reserve Fund V-2, Limited Partnership - 167,415. First Reserve Corporation, in its role as managing general partner of the partnerships, has the power to cause each partnership to dispose of or to vote shares held by each partnership.

(4)  As reflected in Schedule 13G filed with the SEC on February 13, 1997.

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS

     The following table sets forth certain information with respect to shares of Common Stock beneficially owned by each director and nominee for director of the Company, by each of the executive officers named in the Summary Compensation Table and by all current directors and officers of the Company as a group. This information has been provided by each of the directors and officers as of March 27, 1997, at the request of the Company. There are no shares subject to stock options granted under the Stock Plan that are exercisable within 60 days of March 27, 1997.

                                                                   Shares         Percent
      Name of individual                                         beneficially     of class
      or identity of group                                          owned       outstanding(1)
      --------------------                                         -------      --------------
      C. R. Bearden   . . . . . . . . . . . . . . . . . .          419,697 (2)       2.35%
      Howard I. Bull  . . . . . . . . . . . . . . . . . .                0 (3)         *
      James C. Comis  . . . . . . . . . . . . . . . . . .        5,101,800 (4)      28.54%
      James T. Dresher  . . . . . . . . . . . . . . . . .                0 (3)         *
      W. McComb Dunwoody  . . . . . . . . . . . . . . . .        5,101,800 (4)      28.54%
      Merrill A. Miller   . . . . . . . . . . . . . . . .           94,127             *
      Steven W. Krablin . . . . . . . . . . . . . . . . .          171,275             *
      Lynn L. Leigh   . . . . . . . . . . . . . . . . . .          154,295             *
      William E. Macaulay . . . . . . . . . . . . . . . .        4,185,247 (5)      23.42%
      Bruce M. Rothstein  . . . . . . . . . . . . . . . .        4,185,247 (5)      23.42%
      Joel V. Staff   . . . . . . . . . . . . . . . . . .          891,989 (6)       4.99%
      All current directors and officers as a group
       (14 persons) . . . . . . . . . . . . . . . . . . .       11,655,681           65.21%

------------------

* Denotes ownership of less than one percent of the class outstanding.

(1) At March 27, 1997, there were 17,874,128 shares of Common Stock outstanding
(2) Includes 269,093 shares that are owned by the C. R. Bearden Family Limited Partnership.
(3) Messrs. Bull and Dresher have a 5.714% and 4.082% interest, respectively, in DPI Partners I, a general partnership which holds a limited partnership interest in DPI Oil Service Partners Limited Partnership. Additionally, Messrs. Bull and Dresher each hold a limited partnership interest in DPI Oil Service Partners Limited Partnership, which holds 4,725,281 shares of the Company's common stock. The interests of Mr. Bull, Mr. Dresher and DPI Partners I in DPI Oil Service Partners Limited Partnership, after the return of the original investment plus interest, are approximately 1.3%, 3.3% and 20.0%, respectively. Messrs. Bull and Dresher each disclaim beneficial ownership of all such shares.
(4) This figure equals all shares beneficially owned by Inverness/Phoenix LLC of which Messrs. Comis and Dunwoody are principals.
(5) This figure equals all shares beneficially owned by First Reserve Corporation of which Mr. Macaulay is President and Mr. Rothstein is Managing Director. Both Messrs. Macaulay and Rothstein disclaim beneficial ownership of all such shares.
(6) Includes 528,814 shares owned by the trust created by that certain Trust Agreement dated April 12, 1989 by and among Joel V. Staff and Mary Martha Staff, as Trustors, and Richard Staff, as Trustee. Mr. Staff does not vote nor exercise investment power over and disclaims beneficial ownership to these shares.



                      MEETINGS AND COMMITTEES OF THE BOARD

     During 1996, six meetings of the board of directors of the Company were held. The Company's by-laws provide that the board of directors, by resolution adopted by a majority of the board, may designate an Executive Committee and one or more other committees, with each such committee to consist of one or more directors.

     Executive Committee. The executive committee has the full power and authority to exercise all the powers of the board of directors in the management of the Company except the power to fill vacancies in the board of directors and the power to amend the Bylaws. The Executive Committee did not meet during 1996. The current members of the Executive Committee are W. McComb Dunwoody, committee chairman, William E. Macaulay and Joel V. Staff.

     Audit Committee. The audit committee is composed of directors who are not officers of the Company or any of its subsidiaries. The current members of the Audit Committee are James T. Dresher, committee chairman, and Howard I. Bull. The Audit Committee meets periodically with the Company's financial and accounting officers, management and independent public accountants to review the scope of auditing procedures, policies relating to internal auditing and accounting procedures and controls. It also provides general oversight with respect to the accounting principles employed in the Company's financial reporting, reviews litigation and other legal matters that may affect the Company's financial condition and monitors compliance with the Company's business ethics and other policies. The Audit Committee met once during 1996.

     Compensation Committee. The compensation committee is composed of members of the board who are not officers of the Company or any of its subsidiaries. This committee has general supervisory power over, and the power to grant awards under, the Stock Plan. In addition, the compensation committee reviews the recommendations of the Chief Executive Officer as to appropriate compensation of the Company's principal executive officers and certain other key personnel and establishes the compensation of such persons and the Chief Executive Officer. It also periodically examines the general compensation structure of the Company and supervises the welfare and pension plans and compensation plans of the Company. The compensation committee met twice during 1996. Its current members are Howard I. Bull, committee chairman, and James T. Dresher.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the compensation committee are Howard I. Bull and James T. Dresher. From August 1996 through March 20, 1997, the members of the compensation committee were Howard I. Bull and William E. Macaulay. Mr. Macaulay is the president of First Reserve Corporation. The Company paid First Reserve Corporation a transaction fee of $1.2 million in 1996 in connection with the acquisition of the predecessor partnership of the Company. The Company and First Reserve Corporation are parties to a Deferred Fee Agreement, under which the Company will pay First Reserve Corporation an aggregate amount of $225,000. Joel Staff, an executive officer of the Company, also served on the compensation committee from January 1996 through August 1996, prior to the Company's initial public offering.


                       EXECUTIVE  OFFICERS OF THE COMPANY

     Set forth below is certain information regarding each of the Company's current executive officers. Executive officers of the Company are elected annually by the board of directors to serve in their respective capacities until their successors are duly elected and qualified or until their earlier resignation or removal. The periods shown for service as an employee of the Company include service as an employee of the Partnership.

Joel V. Staff             Mr. Staff has served as the President and Chief
                          Executive Officer of the Company since July 1993 and
                          Chairman of the Board since January 1996. Prior to joining the Company, Mr. Staff served as a Senior
                          Vice President of Baker Hughes Incorporated, a worldwide diversified oil services company, from October 1983 to May 1993. Mr. Staff also serves as a director of Destec Energy Inc., an independent power company. Age: 53.

C. R. Bearden             Mr. Bearden has served as Executive Vice President of
                          the Company and President of the Distribution Group since January 1995 and as a Director since January
                          1996. Mr. Bearden served in various executive capacities including President and Chief Executive
                          Officer of Chiles Offshore Corporation, an offshore drilling contractor, from 1979 until that company's
                          1994 acquisition by a subsidiary of Noble Drilling
                          Corporation, also an offshore drilling contractor, where he served as President and Chief Operating
                          Officer until joining the Company.  Age: 50.

Lynn L. Leigh             Mr. Leigh has served as a Senior Vice President since
                          October 1993. Prior to joining the Company, Mr. Leigh served as the President and Chief Executive Officer of Hydril Company, a manufacturer of oilfield drilling equipment, from January 1992 to July 1993.
                          Prior thereto, he provided consulting and project management support services to Grasso Oilfield
                          Services, Inc. from March 1989 to December 1991 and served as President of Unit Rig and Equipment Company from November 1987 to February 1989. From July 1993 to October 1993, Mr. Leigh was self-employed managing his personal investments. Mr. Leigh also serves as a director of Global Marine, Inc., a marine drilling contractor. Age: 71.

Steven W. Krablin         Mr. Krablin has served as Vice President and Chief
                          Financial Officer since January 1996. Mr. Krablin served in various capacities including Vice
                          President-Finance and Chief Financial Officer of
                          Enterra Corporation, an NYSE-listed, international oilfield service company, from November 1986 to January 1996. Age: 46.

James J. Fasnacht         Mr. Fasnacht has served as Vice President and General
                          Manager of Pumping Systems since November 1993, as
                          Human Resources Manager from 1991 to November 1993 and in various other capacities since joining the Company in 1979. Age: 42.

Merrill A. Miller, Jr.    Mr. Miller has served as Vice President and General
                          Manager of Drilling Systems since July 1996 and as
                          Vice President of Marketing, Drilling Systems from
                          February 1996 to July 1996. Prior thereto, Mr. Miller was President of Anadarko Drilling Company, a drilling contractor, from January 1995 to February
                          1996. From May 1980 to January 1995, Mr. Miller served in various capacities including Vice
                          President/U.S. Operations of Helmerich & Payne
                          International Drilling Co., a drilling contractor.
                          Age: 46.

Jerry N. Gauche           Mr. Gauche has served as Vice
                          President-Organizational Effectiveness since joining the Company in January 1994. Prior thereto, Mr.
                          Gauche was employed by BP Exploration, Inc., an oil and gas exploration and production company, where he served as General Manager of Central Services from January 1990 to September 1992 and Director of Public
                          Affairs and Executive Coordination from May 1988 to
                          December 1989. From October 1992 to January 1994, Mr.
                          Gauche was self-employed managing his personal investments. Age: 48.

Paul M. Nation            Mr. Nation has served as Secretary and General
                          Counsel of the Company since 1987 and Vice President since 1994. Age: 42.

                REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth for the years ended December 31, 1995 and 1996 the compensation paid by the Company to its Chief Executive Officer and four other most highly compensated executive officers.

                                                    SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------
                                                                            Long-Term Compensation
                                                                       ----------------------------------------
                                          Annual Compensation                 Awards            Payouts
                                    ---------------------------------------------------------------------------
           (a)               (b)        (c)         (d)         (e)         (f)         (g)           (h)             (i)
                                                               Other                                                  All
          Name                                                Annual     Restrict   Securities                       Other
           and                                                Compen-    ed Stock   Underlying       LTIP           Compen-
        Principal                                             sation     Award(s)    Options/       Payouts          sation
        Position            Year     Salary($)    Bonus($)      ($)       ($)(1)     SARs (#)       ($)(2)           ($)(3)
------------------------------------------------------------------------------------------------------------------------------------
 Joel V. Staff              1996        291,352    186,983       --       2,567         --          1,675,423         14,512
  Chairman, President       1995        275,016         --       --          --         --                 --         11,011
  and CEO

 C. R. Bearden              1996        234,808    124,278       --       1,711         --          1,116,949         17,559(4)
  Executive V.P.            1995        215,625         --       --          --         --                 --          7,962
  President -
  Distribution Services

 Lynn L. Leigh              1996        195,000    103,209       --          --         --          1,256,846(5)       9,242
  Sr. Vice President        1995        195,000         --       --          --         --                 --          7,810

 Steven W. Krablin          1996        144,231     76,338       --         856         --            558,474             --
  Vice President and        1995             --         --       --          --         --                 --             --
  CFO

 Merrill A. Miller          1996        135,577     71,758       --         856         --            558,474             --
  Vice President            1995             --         --       --          --         --                 --             --
  General Manager -
  Drilling Systems

-------------------------

(1) The number and value at December 31, 1996 of restricted stockholdings for the named executive officers are: Mr. Staff - 282,414 shares, $8,683,974; Mr. Bearden - 188,254 shares, $5,788,639; Mr. Krablin - 94,127 shares, $2,894,320; and Mr. Miller - 94,127 shares, $2,894,320. Provided that the executive officer has been continuously employed by the Company until the lapse date, forfeiture restrictions on the restricted stock will lapse in 20% increments annually beginning on January 17, 1997.

(2) Represents total amounts accrued to the named individuals except for Mr. Leigh with respect to payments under the Company's Value Appreciation and Incentive Plan B, which provided for certain executive officers of the company to qualify for an award upon the occurrence of certain events, including an initial public offering. Distributions under this plan will be made in cash and stock until January 17, 2001. Cash distributions made under the plan as of December 31, 1996 are as follows: Mr. Staff - $209,474; Mr. Bearden - $139,650; Mr. Krablin - $69,825; and Mr. Miller - $69,825. No
    stock distributions have been made under the plan to date.

(3) These amounts include:

    (a) The Company's cash contributions for 1996 under the National-Oilwell Retirement and Thrift Plan, a defined contribution plan, on behalf of Mr. Staff, $7,113; Mr. Bearden, $7,103; and Mr. Leigh, $7,113.

    (b) The Company's cash contributions for 1996 under the National-Oilwell Supplemental Savings Plan, a defined contribution plan, on behalf of Mr. Staff, $7,399; Mr. Bearden, $3,194; and Mr. Leigh, $2,129.

(4) Includes a Company paid premium of $7,262 for a term life insurance policy.

(5) Represents total amount accrued to Mr. Leigh under the Company's Value Appreciation and Incentive Plan A, which provided for certain key employees of the Company to qualify for an award upon the occurrence of certain events, including a public offering. Distributions under this plan will be made in cash and stock until January 17, 1999. At December 31, 1996, Mr. Leigh had received a cash distribution under this plan in the amount of $418,949 and had received no stock distribution.

COMPENSATION OF DIRECTORS

     Directors who are full-time employees of the Company do not receive a retainer or fees for service on the board of directors or on committees of the board. Members of the board of directors who are not full-time employees of the Company receive an annual fee of $15,000, a fee of $1,000 for attendance at each meeting of the board of directors and at each meeting of its committees or any special committee established by the board, and a fee of $1,000 per day for any special assignments. The chairmen of the audit and compensation committees receive a fee of $1,250 for attendance at each meeting of the committee they chair. In addition, directors of the Company (including directors who are not full- time employees of the Company) are eligible for grants of stock options, other than ISOs, and other awards under the Stock Plan. On March 21, 1997, each non-employee director of the Company was granted a non-qualified stock option to purchase 2,000 shares of the Company's common stock. The option exercise price per share is equal to the fair market value of a share of common stock on the date of grant, and the options have a term of five years from the date of grant.

EMPLOYMENT CONTRACTS

     Effective as of January 1, 1996, the Company entered into an employment agreement with each of the named executive officers, except for Mr. Miller, whose employment agreement was effective as of February 5, 1996. Each of the agreements provides for a base salary, participation in the National-Oilwell Employee Incentive Plan (the "Incentive Plan") and employee benefits as generally provided to all employees. The agreements provide for the following base salaries for 1996: Mr. Staff - $300,000; Mr. Bearden - $240,000; Mr. Leigh
- $195,000; Mr. Krablin - $150,000 and Mr. Miller - $150,000. The agreements have a continuing term of two years in the case of Mr. Staff and one year for each of the other executive officers. The Company is not obligated to pay any amounts pursuant to the employment agreements upon (i) voluntary termination;
(ii) termination for cause (as defined); (iii) death; (iv) long-term disability; or (v) employee's refusal to accept comparable employment with a successor corporation. If the employment relationship is terminated by the Company for any other reason, or by the employee due to an uncorrected material breach of the employment agreement by the Company, the employee is entitled to receive his base salary and current year targeted bonus amount under the Incentive Plan either as a lump sum payment or over the one-year term, or two-year term in the case of Mr. Staff, as determined by the employment agreement under the circumstances. During the period of employment and for a period after termination of two years for Mr. Staff and one year for each of the other executive officers, the employees are generally prohibited from competing or assisting others to compete in its existing or recent business, or inducing any other employee to terminate employment with the Company.

     Upon termination, other than for cause, participants in the Company's Value Incentive Plans A and B, including each of the named executive officers, are entitled to any amounts accrued on their behalf for which they have not yet received a distribution. Each of the named executive officers other than Mr. Leigh is a recipient to a restricted stock award under the Stock Plan. Under the terms of the Restricted Stock Agreements pursuant to which the restricted stock awards were issued, any restricted stock must be resold to the Company for $0.01 per share if the recipient's employment with the Company is terminated for any reason prior to the lapse of the forfeiture restrictions. The forfeiture restrictions lapse each year beginning January 17, 1997, on 20% of the total number of shares of restricted awarded to each participant and on an additional twenty percent of the restricted stock awarded to each participant upon an involuntary termination of employment without cause.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the compensation committee of the Board of Directors. The committee establishes specific compensation levels for executive officers and other key personnel and administers the Stock Plan and the Company's Value Appreciation and Incentive Plans A and B.

     The Company's executive officers in 1996 received certain cash and stock awards under the Company's Value Appreciation Plans and pursuant to restricted stock agreements. Distributions under these awards will occur through January 2001. These awards were provided primarily in consideration of the executive officers' assistance and participation in the purchase of the Company's business from its previous owners and the Company's initial public offering. These awards were not designed as part of the Company's overall executive compensation program and were not regarded by the compensation committee as such, except that continued employment by the Company is a condition to the lapse of forfeiture restrictions on restricted stock held by that employee.

     The main components of the executive compensation program for 1996 were base salary and the 1996 Incentive Plan. Salary levels are based on factors including individual performance and level and scope of responsibility. In establishing the base salary levels for the executive officers (other than Mr. Staff) the compensation committee considers the recommendations of Mr. Staff, to whom these officers report. The compensation committee targets base salary levels at or below the median industry peer level, which is determined by consideration of compensation survey reports and salary levels paid by similar companies in the oilfield service industry. The companies used for comparison purposes include, but are not limited to, those companies included in the Company's peer group index.

     All employees of the Company, including executive officers, participated in the Company's 1996 Incentive Plan. The plan is designed to align a portion of each employee's cash compensation with Company performance. The amount of the aggregate award under the plan was determined by the Company's performance objectives based on measures of operating profit and the ratio of operating profit to capital employed. A minimum performance level had to be achieved by the Company before any award was earned, and high levels of achievement were rewarded with increasing payments based upon an established progression. A participant's award varied depending upon the level of his or her participation. The maximum award opportunity for the chief executive officer under the plan was approximately 65% of base salary and for the other executive officers was approximately 50% of base salary.

     Compensation of the Chief Executive Officer. Consistent with all other executive officers, components of the chief executive officer's compensation for 1996 included base salary and participation in the 1996 Incentive Plan. Mr. Staff's base annual salary was increased in 1996 from $275,000 to $300,000. The committee believes Mr. Staff's base salary level to be below the median industry peer level. As described above, Mr. Staff was eligible to receive a bonus equal to approximately 65% of his base salary in 1996 under the Incentive Plan. The Company achieved its maximum performance targets established by the plan and, accordingly, Mr. Staff was paid the maximum bonus award possible.

     Since the Company's common stock became a publicly-traded security in October 1996, the compensation committee's focus on the Company's executive compensation program is to design a compensation package that will attract and retain key executives focused on the Company's annual growth and long-term strategy. The committee intends to achieve this objective through payment of a total compensation package that approximates the industry median but that is weighted to the value creation performance of the Company. Base pay and cash incentives are intended to be below the market median while value creation based incentives, such as stock options, are intended to be above the market median. Stockholder approval of the Stock Plan is being solicited in connection with this annual meeting of stockholders.

                                 COMPENSATION COMMITTEE

                                 December 31, 1996

                                 Howard I. Bull, Chairman
                                 William E. Macaulay

                               PERFORMANCE GRAPH

     The following line graph shows the cumulative total stockholder return on the Company's common stock from October 29, 1996, the first trading day after the date it was registered under the Securities Exchange Act of 1934, to December 31, 1996, and compares it with the cumulative total return over the same period of the S&P 500 Index and to a self- constructed peer group of similar companies in the oilfield service industry (which includes BJ Services Company, Camco International Inc., Cooper Cameron Corporation, Tuboscope Vetco International Corporation and Varco International Incorporated). The graph assumes a $100 investment in the Company's common stock based on the initial per share price to the public of $17.00 and in each index at October 29, 1996 and that all dividends were reinvested. Peer group returns are based on the market capitalization of each individual company within the peer group at the beginning of the comparison period.


                                    [GRAPH]


                                  OCT. 29, 1996         DEC. 31, 1996
                                  -------------         -------------
National-Oilwell, Inc.                 100                   181
Peer Group                             100                   120
S&P 500                                100                   108

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FEE AGREEMENTS

     In connection with the acquisition of the Partnership, the Company and the holders of all of the Company's outstanding stock entered into a Stockholders Agreement dated January 16, 1996, as subsequently amended (the "Stockholders Agreement"). The Stockholders Agreement provided for, among other things, management of the Company, voting of shares, election of directors and restrictions on transfer of shares, which provisions were automatically terminated upon completion of the Offering. In addition, the Stockholders Agreement provides the Inverness Investors and the First Reserve Investors the right on four occasions to require the Company to register all or part of their registerable shares under the Securities Act of 1933, as amended, and further provides all parties to the Stockholders Agreement with piggyback registration rights on any offering by the Company or any of its securities to the public except a registration on Forms S-4 or S-8.

     The Company and Inverness/Phoenix LLC entered into a Management Services Agreement on January 16, 1996, under which Inverness/Phoenix LLC performed management services as directed by the Company's board of directors. The Management Services Agreement provided that Inverness/Phoenix LLC receive fees of $1 million per year, payable quarterly commencing in January 1996, and a transaction fee in connection with each acquisition or disposition by the Company of an existing business of 1% of the aggregate transaction value of each such transaction. In addition, First Reserve Corporation was to be paid a transaction fee in connection with certain acquisitions. The Management Services Agreement was canceled and replaced with a Deferred Fee Agreement between the Company, Inverness/Phoenix LLC and First Reserve Corporation immediately prior to the Offering. Under the terms of the Deferred Fee Agreement, no future services would be performed for the Company and the prior contractual payments would be settled by Inverness/Phoenix LLC being paid $250,000 in advance quarterly beginning on the first day of the calendar quarter following the Offering through December 31, 1999. In addition, Inverness/Phoenix LLC and First Reserve Corporation will be paid fees aggregating $1,050,000 and $225,000, respectively, on the first date and to the extent such payments would not be an event of default under the Company's promissory notes to Armco and USX, which notes provide that an event of default will occur if aggregate management or similar fees in excess of $1 million or acquisition, divestiture or similar transaction fees in excess of 1% of the aggregate value of any such transaction are paid to Inverness/Phoenix LLC or First Reserve Corporation. All amounts remaining unpaid under the Deferred Fee Agreement as of January 1, 2000, shall be considered as a management or similar fee and shall be payable quarterly in advance in the aggregate amount of $250,000 (proportionally to Inverness/Phoenix LLC and First Reserve Corporation) beginning on January 1, 2000, until the remaining unpaid portion has been paid.

     For their assistance in the acquisition of the Partnership in January 1996, the Company paid Inverness/Phoenix LLC and First Reserve Corporation transaction fees of $1.8 million and $1.2 million, respectively. In connection with the acquisition of the Partnership, GE Capital provided a new credit facility, a subordinated note, equity capital and received transaction fees totaling $4.7 million.

MANAGEMENT NOTES

     In connection with the acquisition of the Partnership in January 1996, four of the Company's executive officers issued promissory notes to the Company in the following amounts: C. R. Bearden - $100,000; James J. Fasnacht - $150,000; Lynn L. Leigh - $49,999; and Paul M. Nation - $199,999. Each of the notes provided for interest until maturity at 1.5% above the prime interest rate, payable annually, and the principal was due on January 15, 2001, unless extended at the option of the Company. In accordance with their terms, each of the notes was prepaid immediately prior to the Offering.

CERTAIN BUSINESS RELATIONSHIPS

     During 1996 the Company, in the ordinary course of business, purchased products referred to as "oil country tubular goods" for amounts totaling approximately $36 million from Maverick Tube Corporation, a company that has provided a significant volume of goods to the Company for a number of years. Mr. Macaulay, a director of the Company, is on the board of directors of Maverick Tube Corporation.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires executive officers and directors of the Company and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Based on its review of the copies of such reports, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1996, all Section 16(a) filings were complied with, except that late Form 3 reporting requirements were filed by each of Messrs. Macaulay and Rothstein and by Inverness/Phoenix LLC and First Reserve Corporation.


                       SELECTION OF INDEPENDENT AUDITORS

     The board of directors has selected Ernst & Young LLP, the Company's independent public accountants, to continue in such capacity for the current year. Representatives of that firm are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                               PROXY SOLICITATION

     The cost of soliciting proxies will be paid by the Company. Beacon Hill Partners, Inc., 90 Broad Street, New York, New York has been employed to solicit proxies by mail, telephone or personal solicitation for a fee of approximately $2,500 plus expenses. The Company has also arranged for reimbursement, at the rates suggested by the New York Stock Exchange, of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Proxies may also be solicited by directors, officers and employees of the Company, but such persons will not be specially compensated for such services.


                     STOCKHOLDER SUGGESTIONS AND PROPOSALS
                          FOR THE 1998 ANNUAL MEETING

     Consideration of certain matters is required at the annual meeting of stockholders, such as the election of directors. In addition, pursuant to applicable regulations of the SEC, stockholders may present resolutions that are proper subjects for inclusion in the proxy statement and for consideration at the annual meeting by submitting their proposals to the Company on a timely basis. In order to be included for the 1998 annual meeting, resolutions should be addressed to Paul M. Nation, Vice President, General Counsel and Secretary, National-Oilwell, Inc., 5555 San Felipe, Houston, TX 77056 and must be received by December 31, 1997.

                                 OTHER MATTERS

     The board of directors is not aware of any other matters that may come before the meeting. However, if any further business should properly come before the meeting, the persons named in the enclosed proxy will vote upon such business in accordance with their best judgment.

     A copy of the Company's 1996 Annual Report to Stockholders is being transmitted herewith, but does not constitute part of the proxy solicitation materials.

                                             By order of the board of directors,


                                             Paul M. Nation
                                             Vice President, General Counsel
                                             and Secretary
Houston, Texas
March 31, 1997

                                                                       EXHIBIT A

                             NATIONAL-OILWELL, INC.
                              AMENDED AND RESTATED
                    STOCK AWARD AND LONG-TERM INCENTIVE PLAN



                                   I. PURPOSE

         The purpose of the National-Oilwell, Inc. (formerly NOW Holdings, Inc.) Stock Award and Long-Term Incentive Plan (the "Plan") is to provide a means whereby National-Oilwell, Inc. (formerly NOW Holdings, Inc.) a Delaware corporation (the "Company"), and its Subsidiaries may attract able persons to enter the employ of the Company in key positions and to provide a means whereby those key employees upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the long- term welfare of the Company and their desire to remain in its employ. A further purpose of the Plan is to provide such key employees with additional incentive and reward opportunities designed to enhance the profitable growth of the Company over the long term. Accordingly, the Plan provides for granting Incentive Stock Options, options which do not constitute Incentive Stock Options, Stock Appreciation Rights Restricted Stock Awards, Performance Share Awards, Stock Value Equivalent Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee as provided herein

                                II. DEFINITIONS

         The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

         (a) "AWARD" means, individually or collectively, any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share Award or Stock Value Equivalent Award.

         (b)     "BOARD" means the Board of Directors of National-Oilwell, Inc.

         (c) "CODE" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

         (d) "COMMITTEE" means the committee selected by the Board to administer the Plan in accordance with Paragraph (a) of Article IV of the Plan.

         (e) "COMMON STOCK" means the common stock, par value $0.01 per share, of National-Oilwell, Inc.

         (f)     "COMPANY" means National-Oilwell, Inc.

         (g) "FAIR MARKET VALUE" means the last reported sale price on the New York Stock Exchange or such other national securities exchange (or the Nasdaq National Market) which constitutes the principal trading market for the Common Stock, on the relevant date or, if there were no trades on that date the latest preceding date upon which a sale was reported.

         (h) "FINAL STOCK AWARD" means an award granted under Article XII of the Plan.

         (i) "HOLDER" means an employee of the Company, a Parent Corporation or a Subsidiary (or his guardian or legal representative) who has been granted an Award.

         (j)     "INCENTIVE STOCK OPTION" means an option within the meaning of section 422 of the Code to purchase Common Stock.

         (k) "NONQUALIFIED OPTION" means an option to purchase Common Stock which is not an Incentive Stock Option.

         (l) "OPTION" means an Award granted under Article VII of the Plan and includes both Incentive Stock Options and Nonqualified Options.

         (m) "OPTION AGREEMENT" means a written agreement between the Company and an employee with respect to an Option.

         (n)     "OPTIONEE" means an employee who has been granted an Option.

         (o)     "PARENT CORPORATION" shall have the meaning set forth in
section 424(e) of the Code.

         (p) "PERFORMANCE SHARE AWARD" means an Award granted under Article X of the Plan.

         (q) "PLAN" means the National-Oilwell, Inc. Stock Award and Long-Term Incentive Plan, as amended and restated.

         (r) "RESTRICTED STOCK AWARD" means an Award granted under Article IX of the Plan.

         (s) "SPREAD" means, in the case of a Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of a share of Common Stock on the date such right is exercised over the exercise price of such Stock Appreciation Right.

         (t)     "STOCK APPRECIATION RIGHT" means an Award granted under
Article VIII of the Plan.

         (u) "STOCK APPRECIATION RIGHTS AGREEMENT" means a written agreement between the Company and an employee with respect to an Award of Stock Appreciation Rights.

         (v)     "STOCK VALUE EQUIVALENT AWARD" means an Award granted under
Article XI of the Plan.

         (w) "SUBSIDIARY" means a company (whether a corporation, partnership, joint venture or other form of entity) in which the Company, or a corporation in which the Company owns a majority of the shares of capital stock or equity interests, directly or indirectly, except that with respect to the issuance of Incentive Stock Options the term "Subsidiary" shall have the same meaning as the term "subsidiary corporation" as defined in section 424(f) of the Code.

                  III. EFFECTIVE DATE AND DURATION OF THE PLAN

         The Plan shall be effective upon the date of its adoption by the Board, provided the Plan is approved by the stockholders of the Company within twelve months thereafter. Notwithstanding any provision of the Plan or in any Option Agreement or Stock Appreciation Rights Agreement, no Option or Stock Appreciation Right shall be exercisable prior to such stockholder approval. No further Awards may be granted under the Plan after ten years from the date the Plan is adopted by the Board. Subject to the provisions of Article XIII, the Plan shall remain in effect until all Options and Stock Appreciation Rights granted under the Plan have been exercised or expired by reason of lapse of time, all restrictions imposed upon Restricted Stock Awards have lapsed and all Performance Share Awards and Stock Value Equivalent Awards have been satisfied.

                               IV. ADMINISTRATION

         (a) COMPOSITION OF COMMITTEE. The Plan shall be administered and interpreted by the Committee. The Committee shall consist of two or more persons appointed by the Board, all of whom shall be "outside directors" as defined under section 162(m) of the Code and related Treasury regulations.

         (b) POWERS. The Committee shall have sole authority, in its discretion, to determine which employees of the Company and its Subsidiaries shall receive an Award, the time or times when such Award shall be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, whether an Incentive Stock Option, Nonqualified Option or Stock Appreciation Right shall be granted, the number of shares of Common Stock which may be issued under each Option, Stock Appreciation Right and Restricted Stock Award, and the value of each Performance Share Award and Stock Value Equivalent Award. In making such determinations the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contribution to the Company's success and such other factors as the Committee in its discretion shall deem relevant.

         (c) ADDITIONAL POWERS. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to quality as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this
Article IV shall be final and binding for all purposes and upon all interested persons and their heirs, successors and personal representatives.

         V.      GRANT OF OPTIONS, STOCK APPRECIATION RIGHTS,
                 RESTRICTED STOCK AWARDS, PERFORMANCE SHARE
                 AWARDS AND STOCK VALUE EQUIVALENT AWARDS;
                 SHARES SUBJECT TO THE PLAN

         (a) AWARD LIMITS. The Committee may from time to time grant Awards to one or more employees determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. The aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 1,941,303 shares. During the term of the Plan, the maximum aggregate number of shares of Common Stock that shall be subject to Awards under the Plan to any individual shall not exceed one-half of the aggregate limitation for the Plan specified in the preceding sentence. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its Holder terminate any shares of Common Stock subject to such Award shall again be available for the grant of an Award. The aggregate number of shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in
Article XII with respect to shares of Common Stock subject to Options then outstanding. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of a Nonqualified Option.

         (b) STOCK OFFERED. The stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and, reacquired by the Company.

                                VI. ELIGIBILITY

         Awards made pursuant to the Plan may be granted only to individuals who, at the time of grant, are key employees or directors of the Company or any Parent Corporation or Subsidiary of the Company. Awards may not be granted to any director of the Company who is not an employee of the Company or to any member of the Committee provided, however, that effective August 28, 1996, Awards, other than Incentive Stock Options, may be granted to directors who are not employees of the Company. An Award made pursuant to the Plan may be granted on more than one occasion to the same person, and such Award may include an Incentive Stock Option, a Nonqualified Option, an Award of Stock Appreciation Rights, a Restricted Stock Award, a Performance Share Award, a Stock Value Equivalent Award or any combination thereof. Each Award shall be evidenced by a written instrument duly executed by or on behalf of the Company.

                                  VII. OPTIONS

         (a) OPTION AGREEMENT. Each Option shall be evidenced by an Option Agreement between the Company and the Optionee which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Option Agreements need not be identical. Specifically, an Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price or payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. Each Option Agreement shall provide that the Option may not be exercised earlier than six months from the date of grant and shall specify the effect of termination of employment on the exercisability of the Option.

         (b) OPTION PERIOD. The term of each Option shall be as specified by the Committee at the date of grant provided, however, that the term of any Incentive Stock Option shall not exceed ten years.

         (c) LIMITATIONS ON EXERCISE OF OPTION. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

         (d) SPECIAL LIMITATIONS ON INCENTIVE STOCK OPTIONS. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its Parent Corporation and Subsidiaries exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an Optionee's Incentive Stock Option will not constitute Incentive Stock Options because of such limitation and shall notify the Optionee of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Parent Corporation or a Subsidiary, within the meaning of section 422(b)(6) of the Code, unless (1) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

         (e) OPTION PRICE. The purchase price of Common Stock issued under each Option shall be determined by the Committee, but such purchase price shall not be less than the Fair Market Value of Common Stock subject to the Option on the date the Option is granted.

         (f) OPTIONS AND RIGHTS IN SUBSTITUTION FOR STOCK OPTIONS GRANTED BY OTHER CORPORATIONS. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options held by employees of corporations who become, or who became prior to the effective date of the Plan, key employees of the Company or of any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company or such Subsidiary, or the acquisition by the Company or a Subsidiary of all or a portion of the assets of the employing corporation, or the acquisition by the Company or a Subsidiary of stock of the employing corporation with the result that such employing corporation becomes a Subsidiary.

                        VIII. STOCK APPRECIATION RIGHTS

         (a) STOCK APPRECIATION RIGHTS. A Stock Appreciation Right is the right to receive an amount equal to the Spread with respect to a share of Common Stock upon the exercise of such Stock Appreciation Right. Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case the Option Agreement will provide that exercise of Stock Appreciation Rights will result in the surrender of the right to purchase the shares under the Option as to which the Stock Appreciation Rights were exercised. Alternatively, Stock Appreciation Rights granted independently of Options in which case each Award of Stock Appreciation Rights shall be evidenced by a Stock Appreciation Rights Agreement between the Company and the Holder which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Stock Appreciation Rights Agreements need not be identical. The Spread with respect to a Stock Appreciation Right may be payable either in cash, shares of Common Stock with a Fair Market Value equal to the Spread or in a combination of cash and shares of Common Stock. Upon the exercise of any Stock Appreciation Rights granted hereunder, the number of shares reserved for issuance under the Plan shall be reduced only to the extent that shares of Common Stock are actually issued in connection with the exercise of such Stock Appreciation Right. Each Stock Appreciation Rights Agreement shall provide that the Stock Appreciation Rights may not be exercised earlier than six months from the date of grant and shall specify the effect of termination of employment on the exercisability of the Stock Appreciation Rights.

         (b) EXERCISE PRICE. The exercise price of each Stock Appreciation Right shall be determined by the Committee, but such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted.

         (c) EXERCISE PERIOD. The term of each Stock Appreciation Right shall be as specified by the Committee at the date of grant.

         (d) LIMITATIONS ON EXERCISE OF STOCK APPRECIATION RIGHT. A Stock Appreciation Right shall be exercisable in whole or in such installments and at such times as determined by the Committee.

                          IX. RESTRICTED STOCK AWARDS

         (a) RESTRICTION PERIOD TO BE ESTABLISHED BY THE COMMITTEE. At the time a Restricted Stock Award is made, the Committee shall establish a period of time (the "Restriction Period") applicable to such Award. Each Restricted Stock Award may have a different Restriction Period, as determined in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Paragraph
(b) of this Article.

         (b) OTHER TERMS AND CONDITIONS. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award or, at the option of the Company, in the name of a nominee of the Company. The Holder shall have the right to receive dividends during the Restriction Period (subject to the terms of any Restricted Stock Agreement), to vote the Common Stock subject thereto and to enjoy all other stockholder rights (subject to the terms of any Restricted Stock Agreement), except that unless otherwise specified in the Restricted Stock Agreement (i) the Holder shall not be entitled to possession of the stock certificate until the Restriction Period shall have expired, (ii) at the discretion of the Company, the Company shall retain custody of the stock during the Restriction Period, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock during the Restriction Period and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment (by retirement, disability, death or otherwise) of a Holder prior to expiration of the Restriction Period.

         (c) PAYMENT FOR RESTRICTED STOCK. A Holder shall be required to make such payment for Common Stock received pursuant to a Restricted Stock Award as may be required by law or as the Committee may, in its discretion, determine to charge the Holder.

         (d) MISCELLANEOUS. Nothing in this Article shall prohibit the exchange of shares issued under the Plan (whether or not then subject to a Restricted Stock Award) pursuant to a plan of reorganization for stock or securities in the Company or another corporation a party to the reorganization, but the stock or securities so received for shares then subject to the restrictions of a Restricted Stock Award shall become subject to the restrictions of such Restricted Stock Award. Any shares of stock received as a result of a stock split or stock dividend with respect to shares then subject to a Restricted Stock Award shall also become subject to the restrictions of the Restricted Stock Award.

                          X. PERFORMANCE SHARE AWARDS

         (a) PERFORMANCE PERIOD. The Committee shall establish, with respect to and at the time of each Performance Share Award, a performance period over which the performance applicable to the Performance Share Award of the Holder shall be measured.

         (b) PERFORMANCE SHARE AWARDS. Each Performance Share Award may have a maximum value established by the Committee at the time of such Award.

         (c) PERFORMANCE MEASURES. A Performance Share Award may be awarded to an employee contingent upon future performance of the employee, the Company or any Subsidiary, division or department thereof by in which he is employed during the performance period, the Fair Market Value of Common Stock or the increase thereof during the performance period, combinations thereof, or such other provisions as the Committee may determine to be appropriate. The Committee shall establish the performance measures applicable to such performance prior to the beginning of the performance period but subject to such later revisions as the Committee shall deem appropriate to reflect significant, unforeseen events or changes.

         (d) AWARDS CRITERIA. In determining the value of Performance Share Awards, the Committee may take into account an employee's responsibility level, performance, potential, other Awards and such other considerations as it deems appropriate.

         (e) PAYMENT. Following the end of the performance period, the Holder of a Performance Share Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Share Award, if any, based on the achievement of the performance measures for such performance period, as determined by the Committee in its sole discretion. Payment of a Performance Share Award (i) may be made in cash, Common Stock or a combination thereof, as determined by the Committee in its sole discretion, (ii) shall be made in a lump sum or in installments as prescribed by the Committee in its sole discretion and (iii) to the extent applicable, shall be based on the Fair Market Value of the Common Stock on the payment date. If a payment of cash is to be made on a deferred basis, the Committee shall establish whether interest shall be credited, the rate thereof and any other terms and conditions applicable thereto.

         (f) TERMINATION OF EMPLOYMENT. The Committee shall determine the effect of termination of employment during the performance period on an employee's Performance Share Award.

                       XI. STOCK VALUE EQUIVALENT AWARDS

         (a) STOCK VALUE EQUIVALENT AWARDS. Stock Value Equivalent Awards are rights to receive an amount equal to the Fair Market Value of shares of Common Stock or rights to receive an amount equal to any appreciation or increase in the Fair Market Value of Common Stock over a specified period of time, which vest over a period of time as established by the Committee, without payment of any amounts by the Holder thereof (except to the extent otherwise required by law) or satisfaction of any performance criteria or objectives. Each Stock Value Equivalent Award may have a maximum value established by the Committee at the time of such Award.

         (b) AWARD PERIOD. The Committee shall establish, with respect to and at the time of each Stock Value Equivalent Award, a period over which the Award shall vest with respect to the Holder.

         (c) AWARDS CRITERIA. In determining the value of Stock Value Equivalent Awards, the Committee may take into account an employee's responsibility level, performance, potential, other Awards and such other considerations as it deems appropriate.

         (d) PAYMENT. Following the end of the determined period for a Stock Value Equivalent Award, the Holder of a Stock Value Equivalent Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Stock Value Equivalent Award, if any, based on the then vested value of the Award. Payment of a Stock Value Equivalent Award (i) shall be made in cash, (ii) shall be made in a lump sum or in installments as prescribed by the Committee in its sole discretion and (iii) shall be based on the Fair Market Value of the Common Stock on the payment date. Cash dividend equivalents may be paid during, or may be accumulated and paid at the end of, the determined period with respect to a Stock Value Equivalent Award, as determined by the Committee. If payment of cash is to be made on a deferred basis, the Committee shall establish whether interest shall be credited, the rate thereof and any other terms and conditions applicable thereto.

         (e) TERMINATION OF EMPLOYMENT. The Committee shall determine the effect of termination of employment during the applicable vesting period on an employee's Stock Value Equivalent Award.

                            XII. FINAL STOCK AWARDS

         (a) NATURE OF FINAL STOCK AWARDS. Final Stock Awards constitute the issuance as of January 17, 2001 to certain Holders of Restricted Stock Awards of one or more shares of Common Stock free and clear of any and all forfeiture restrictions or other encumbrances.

         (b) AUTOMATIC GRANT OF FINAL STOCK AWARDS. As of January 17, 2001, there shall be granted Final Stock Awards for a number of shares of Common Stock equal to the difference as of January 17, 2001 between 941,303 shares of Common Stock and the number of shares of Common Stock issued pursuant to Restricted Stock Awards granted under the Plan which have not been forfeited to the Company. Such shares of Common Stock shall be allocated to those individuals who (i) are employed by the Company or a Parent Corporation or a Subsidiary of the Company as of January 17, 2001 and (ii) who at any time were Holders of Restricted Stock Awards. An individual entitled to an allocation of a Final Stock Award pursuant to the preceding sentence shall receive a Final Stock Award for a number of shares of Common Stock equal to the total number of shares of Common Stock as to which Final Stock Awards are then being granted multiplied by a fraction, the numerator of which is the number of shares of Common Stock theretofore issued to him pursuant to his Restricted Stock Awards as to which forfeiture restrictions have lapsed and the denominator of which is the total number of shares of Common Stock theretofore issued pursuant to Restricted Stock Awards as to which forfeiture restrictions have lapsed to all individuals entitled to allocations of Final Stock Awards pursuant to the preceding sentence.

                    XIII. RECAPITALIZATION OR REORGANIZATION

         (a) Except as hereinafter otherwise provided, Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Share Awards, Stock Value Equivalent Awards and any agreements evidencing such Awards shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Common Stock or other consideration subject to such Awards in the event of changes in the outstanding, Common Stock by reason of dividends payable in stock of the Company, stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any such Option or Awards.

         (b) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities having any priority or preference with respect to or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

         (c) The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock payable in stock of the Company, without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter pertain (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

         (d) If the Company recapitalizes or otherwise changes its capital structure, an Award theretofore granted shall be adjusted to reflect such recapitalization to the extent appropriate as determined by the Committee.

                   XIV. AMENDMENT OR TERMINATION OF THE PLAN

         The Board in its discretion may terminate the Plan or alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder without the consent of the Holder, and provided, further, that the Board may not, without approval of the stockholders amend the Plan:

(a) to increase the aggregate number of shares of Common Stock which may be issued under the Plan, except as provided in Article XIII;

(b) to change the class of employees eligible to receive Incentive Stock Options under the Plan; or

(c) to modify materially the requirements as to eligibility for participation in the Plan if such approval is required by section 162(m) of the Code.

                                   XV. OTHER

         (a) NO RIGHT TO AN AWARD. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give an employee any right to be granted an Option, a Stock Appreciation Right, a Restricted Stock Award or a Performance Share Award or Stock Value Equivalent Award, Final Stock Award or any other rights hereunder except as may be evidenced by an Option Agreement, Stock Appreciation Rights Agreement Restricted Stock Agreement or other instrument evidencing an Award duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

         (b) NO EMPLOYMENT RIGHTS CONFERRED. Nothing contained in the Plan or in any Award made hereunder shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any Subsidiary or (ii) interfere in any way with the right of the Company or any Subsidiary to terminate his or her employment at any time.

         (c) OTHER LAW; WITHHOLDING. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the offering of the shares covered by such Award has not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments necessary to enable it to satisfy its withholding obligations. The Committee may permit the Holder of an Award to elect to surrender, or authorize the Company to withhold, shares of Common Stock (valued at their Fair Market Value on the date of surrender or withholding of such shares) in satisfaction of the Company's withholding obligation.

         (d) NO RESTRICTION ON CORPORATE ACTION. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action which is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

         (e) RESTRICTIONS ON TRANSFER. An Award shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Holder only by such Holder or the Holder's guardian or legal representative. The Option Agreement, Stock Appreciation Rights Agreement, Restricted Stock Agreement or other written instrument evidencing an Award shall specify the effect of the death of the Holder on the Award.

         (f) SEVERABILITY. If any provision of this Plan or an Award shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions thereof, instead, each provision of the Plan or an Award shall be fully severable and shall be construed and enforced as if said illegal or invalid provision had never been included therein.

         (g) LIMITATION ON ACTIONS. Every right of action by or on behalf of the Company or by any stockholder against any past, present, or future member of the Board, the Committee, or any officer or employee of the Company arising out of or in connection with this Plan shall, regardless of the place where the action may be brought and regardless of the place of residence of any such director, Committee member, officer or employee, cease and be barred by the expiration of three years from the later of: (i) the date of the act or omission in respect of which such right of action arises or (ii) the first date upon which there has been made generally available to stockholders an annual report of the Company and a proxy statement for the annual meeting of stockholders following the issuance of such annual report, which annual report and proxy statement alone or together set forth for the related period, the amount of the allocations. In addition, any and all right of action by any employee (past, present or future) against the Company or any member of the Committee arising out of or in connection with this Plan will, regardless of the place where action may be brought and regardless of the place of residence of any Committee member, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.

         (h) GOVERNING LAW. This Plan shall be governed by, and construed in accordance with, the internal laws of the State of Texas without regard to the principles of conflicts of law thereof that would require the application of the laws of any jurisdiction other than Texas, except to the extent that it implicates matters which are the subject of the General Corporation Law of the State of Delaware which matters shall be governed by the latter law.

         Executed this 28th day of February, 1997 to supersede and replace that Plan document which was theretofore adopted by and executed on behalf of the Company.



ATTEST:

NATIONAL-OILWELL, INC.


/s/ Paul M. Nation                             /s/ Joel V. Staff
---------------------------------              --------------------------------
Paul M. Nation, Vice President,                Joel V. Staff, President and,
General Counsel and Secretary                  Chief Executive Officer

                            NATIONAL-OILWELL, INC.
  PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                          STOCKHOLDERS MAY 14, 1997.

The undersigned hereby appoints Steven W. Krablin and Paul M. Nation or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the annual meeting of stockholders of National-Oilwell, Inc. to be held on Wednesday, May 14, 1997, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters brought before the meeting, and any adjournments thereof, all as set forth in the March 31, 1997 proxy statement (the "Proxy Statement").

This proxy is solicited on behalf of the board of directors of National-Oilwell, Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors for all nominees and for the proposal described below (the "Proposal").

[X]     PLEASE MARK YOUR VOTE
        AS IN THIS EXAMPLE
        USING DARK INK ONLY.

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR BOTH NOMINEES AND FOR THE PROPOSAL.


1.   The election of directors:  James T. Dresher and Bruce M. Rothstein.

     [ ]  FOR both nominees       [ ]  WITHHOLD AUTHORITY
          listed above.                for both nominees listed above.

INSTRUCTION: to withhold authority to vote for any individual nominee, write the nominees name in the space provided below:

-----------------------------------

2. The approval, ratification and adoption of the amended and restated National-Oilwell Stock Award and Long-Term Incentive Plan, as described in the Proxy Statement.

                FOR the proposal       [ ]

                AGAINST the proposal   [ ]

                ABSTAIN                [ ]

The undersigned acknowledges receipt of the March 31, 1997 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein.


------------------------------              ------------------------------------
Signature                                   Signature if held jointly


------------------------------              ------------------------------------
Date                                        Date

(Signature(s) should be exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.)

               PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY.